Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697	Contact: H. Joseph Maas President, Sales and Marketing (609) 860-6200
Press Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE, INC. ANNOUNCES A NEW ENERGY AND RAW MATERIALS RELATED SURCHARGE AND A NEW PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS IN NORTH AMERICA

CRANBURY, NEW JERSEY – June 25, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) announced a new surcharge and a new price increase for all titanium dioxide grades sold in North America. Kronos Worldwide will implement these changes, as well as previously announced price increases and surcharges, to partially offset cost increases, primarily energy, raw materials and distribution which continue to increase at an unprecedented rate.

•
Effective July 15, 2008 a US$0.03 per pound surcharge will be added to all North American invoices for all Kronos titanium dioxide products. This is a new surcharge and is in addition to the US$0.03 per pound surcharge implemented on June 9, 2008, and is necessary due to the major rise in costs, particularly energy and raw materials experienced in recent months including July.

•
Effective July 1, 2008 or as contracts permit, prices for all Kronos titanium dioxide pigments sold in North America will be increased by US$0.06 per pound.  This is in addition to the US$0.05 per pound increase announced effective June 15th, 2008 or as contracts permit.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

* * * * *